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                                                                   EXHIBIT 99(C)

                            CONSENT OF MERRILL LYNCH

    We hereby consent to the inclusion of our opinion letter to the Board of Directors of Summit Bancorp. ("Summit"), to be dated the date of the Proxy Statement/Prospectus that forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Summit with FleetBoston Financial Corporation, as Appendix C to the Proxy Statement/Prospectus, and to the references to such opinion in such Proxy Statement/Prospectus under the captions "SUMMARY--Summit's Financial Advisor Says the Exchange Ratio is Fair to Shareholders," and "--The Summit Board of Directors Recommends that You Approve the Merger," and "THE MERGER--Background of the Merger," and "--Recommendation of the Summit Board of Directors and Reasons for the Merger," and "--Opinion of Summit's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                  /s/ Merrill Lynch, Pierce Fenner & Smith
                                                  Incorporated



January 18, 2001